EXHIBIT 5.1

Heenan Blaikie Opinion

[Heenan Blaikie LLP Letterhead]

November 7, 2012

Intertape Polymer Group Inc.

9999 Cavendish Boulevard, Suite 200

Ville St. Laurent, Quebec, Canada H4M 2X5

Re:    REGISTRATION STATEMENT ON FORM S-8

Dear Sirs/Madames:

We have reviewed the registration statement on Form S-8 to be filed by Intertape Polymer Group Inc. (the “Registrant”), with the Securities and Exchange Commission on or about November 7, 2012 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,806,567 Common Shares, no par value (the “Option Shares”), of the Registrant issuable pursuant to the Registrant’s Executive Stock Option Plan (as amended and consolidated to September 6, 2012) (the “Plan”). As the Registrant’s Canadian general counsel, we have examined such corporate records, certificates and other documents and such questions of law, as we have considered necessary or appropriate for the purposes of the following opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Upon the basis of such examination, it is our opinion that the Option Shares, when issued in accordance with the terms of the Plan and any agreement evidencing the options being exercised, will be validly issued, fully-paid and non-assessable.

The foregoing opinion is limited to the laws of the Province of Quebec and the federal laws of Canada and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain matters on information obtained from officials of the Registrant and other sources believed by us to be responsible.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name whenever appearing in the Registration Statement and any documents incorporated therein by reference, and any amendments to the Registration Statement.

Yours very truly,

HEENAN BLAIKIE LLP

/s/ Heenan Blaikie LLP